Exhibit 99.1

Equity Bancshares, Inc. Reports Record Q1 Earnings Of $3.4 Million

WICHITA, Kansas, April 21, 2016 – Equity Bancshares, Inc. (NASDAQ:EQBK), (“Equity”, “We”, “Us”, “Our”), the Wichita-based holding company of Equity Bank, reported its unaudited results for the quarter ended March 31, 2016, including record net income allocable to common stockholders of $3.4 million.

Brad Elliott, Chairman and CEO of Equity, said, “We’re pleased to announce record results for the first quarter that reflect the efforts and commitment of our dedicated bankers. We’ve re-aligned some of our key lenders and sales staff in our metro markets, and we continue to work to deliver the best of both worlds: community banking with customized lending solutions and innovative product offerings. We believe that the growth of our Signature Deposits indicates we’re delivering products and services with a wide appeal for consumers and families. We’ve also managed expenses and continue to streamline processes. We continue to review merger and acquisition opportunities, mindful of cultural fit with our company and economic fit for our stockholders.”

Highlights of Equity’s performance include:

•	Net income allocable to common stockholders of $3.4 million for the quarter ended March 31, 2016, compared to $2.4 million for the quarter ended March 31, 2015, a 43 percent increase.

•	Earnings per diluted share of $0.41 for the quarter ended March 31, 2016, compared to $0.38 for the quarter ended March 31, 2015, an 8 percent increase.

•	Total loans held for investment of $938 million at March 31, 2016, an increase of $189 million, compared to loans held for investment of $749 million at March 31, 2015.

•	Total deposits of $1.23 billion at March 31, 2016, including Signature Deposits of $804 million. Signature Deposits, or core deposits comprised of checking accounts, savings accounts, and money market accounts, increased by $26.4 million from December 31, 2015.

•	Total assets of $1.5 billion at March 31, 2016, compared to $1.2 billion at March 31, 2015.

•	Efficiency ratio of 64.05% for the quarter ended March 31, 2016, compared to 66.62% at March 31, 2015.

•	Book value per common share of $18.89 and tangible book value per common share of $16.50 at March 31, 2016.

Equity also announced the restructuring of its metro market commercial lending divisions on April 1, 2016, promoting three senior lenders to leadership positions in Wichita and Kansas City. The restructuring provides continued focus to deliver local, customized business and corporate loan and deposit products to a growing business customer base.

Financial Results For Quarter Ended March 31, 2016

Net income allocable to common stockholders was $3.4 million, or $0.41 per diluted share, for the quarter ended March 31, 2016, as compared to $2.4 million, or $0.38 per diluted share for the prior year’s quarter ended March 31, 2015, and compared to $2.5 million and $0.34 per diluted share for the previous quarter ended December 31, 2015.

On October 9, 2015, Equity completed its acquisition of First Independence Corporation and its subsidiary, First Federal Savings & Loan of Independence, Kansas, collectively referred to as “First Independence”. The acquisition of First Independence added four branch locations in southeast Kansas with total assets of $135 million. Results of operations of First Independence were included in the Company’s financial results beginning October 10, 2015.

Net interest income for the quarter ended March 31, 2016 was $12.8 million as compared to $11.0 million for the quarter ended March 31, 2015. The increase in net interest income was primarily driven by growth in loan and securities balances, partially offset by an increase in interest expense as we funded the increase in earning assets with increased deposits and borrowings.

Our net interest margin was 3.33% for the quarter ended March 31, 2016 and 4.13% for the comparable quarter of the prior year. The decrease in net interest margin was primarily due to the decrease in overall yield on interest-earning assets and the continued utilization of our “leverage” or “spread” opportunity. The decrease in yield on interest-earning assets is primarily due to growth in a continually low interest rate environment and the paydown of older higher yielding assets. Our spread opportunity as more fully discussed in our Annual Report on Form 10-K, positively impacts net income but negatively impacts net interest margin due to investing in lower yielding interest-earning assets. Net interest margin excluding this opportunity was approximately 3.63%.

The provision for loan losses was $723 thousand for the quarter ended March 31, 2016 as compared to $725 thousand for the quarter ended March 31, 2015.

Total non-interest income for the quarter ended March 31, 2016 was $2.7 million, compared to $2.4 million for the quarter ended March 31, 2015. Total non-interest expense for the quarter ended March 31, 2016 was $9.7 million, compared to $9.0 million for the quarter ended March 31, 2015. These results, including increases in service charge and debit card income as well as an increase in salaries and benefits, primarily reflect the effect of the First Independence acquisition. Non-interest income includes net gains on the sale of investment securities of $420 thousand and $368 thousand in the three-month periods ended March 31, 2016 and 2015.

Equity’s effective tax rate for the first quarter of 2016 was 31.8% on income before income taxes as compared to 33.8% for the first quarter of 2015. The effective tax rates for each of the comparable periods reflect the levels of tax-exempt income, non-taxable life insurance income and federal income tax credits included in Equity’s financial results for the periods. The lower effective tax rate in 2016 is principally due to the benefit of increased income tax credits from investments in qualified affordable housing projects, including an additional project acquired in the First Independence acquisition.

Loans, Deposits, And Total Assets

Loans held for investment were $938 million at March 31, 2016, compared to $960 million at December 31, 2015 and $749 million at March 31, 2015. Equity’s loan portfolio increased by $189 million from March 31, 2015 to March 31, 2016, including $90 million of net loans acquired in the First Independence acquisition in the fourth quarter of 2015. The decrease in loans held for investment in the first quarter of 2016 is primarily attributable to a decrease in participated mortgage finance lines of credit of $16.2 million and seasonality.

As of March 31, 2016, Equity’s allowance for loan losses to total loans was 0.64%, compared to 0.57% at December 31, 2015 and 0.88% at March 31, 2015. Total reserves, including purchase discounts, to total loans were approximately 0.86% as of March 31, 2016, compared to 0.81% at December 31, 2015 and 1.11% at March 31, 2015. Nonperforming assets as of March 31, 2016 were 0.98% to total assets, as compared to 0.89% at December 31, 2015 and 1.23% as of March 31, 2015.

Total deposits were $1.23 billion at March 31, 2016, as compared to $1.22 billion at December 31, 2015 and $967 million at March 31, 2015. Total deposits increased $268 million between March 31, 2015 and March 31, 2016, including $87 million of deposits assumed in the First Independence acquisition. Signature Deposits, or non-time deposits, were $804 million at March 31, 2016, as compared to $777 million at December 31, 2015 and $642 million at March 31, 2015.

At March 31, 2016, Equity had consolidated total assets of $1.53 billion, compared to $1.59 billion at December 31, 2015 and $1.24 billion at March 31, 2015. The $57.0 million decrease in total assets between December 31, 2015 and March 31, 2016 is attributable to a decrease in total loans and the sales of investment securities.

Capital and Borrowings

On November 16, 2015 we completed our initial public offering (“IPO”) of 1,941,000 shares. In January 2016, a portion of the IPO net proceeds of $38.9 million were used to retire our Small Business Lending Fund obligation of $16.4 million and repay our bank stock loan of $18.6 million. We intend to use the remainder of the IPO proceeds for future growth. At March 31, 2016, common stockholders’ equity totaled $155 million, $18.89 per common share, compared to $167 million, $18.37 per common share at December 31, 2015.

Tangible common equity was $135 million and tangible book value per common share was $16.50 as of March 31, 2016. Tangible common equity was $131 million and tangible book value per common share was $15.97 at December 31, 2015. The ratio of common equity tier 1 capital to risk-weighted assets was approximately 13.13% and the total capital to risk-weighted assets was approximately 13.70% at March 31, 2016.

Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures intended to supplement, not substitute for, comparable GAAP measures. Reconciliations of non-GAAP financial measures to GAAP financial measures are provided at the end of this press release.

Conference Call and Webcast

Equity Bancshares will host a conference call to review these results on Friday, April 22, 2016 at 9:30 a.m. central time. Investors, news media, and others may dial into the call toll-free at (877) 637-1713 from anywhere in the U.S. or (503) 406-4038 internationally, using conference ID no. 79749476. Participants are encouraged to dial into the call or access the webcast approximately 10 minutes prior to the start time. Presentation slides to pair with the call or webcast will be posted one hour prior to the call at investor.equitybank.com.

A replay of the call and webcast will be available two hours following the close of the call until April 29, 2016, accessible at (855) 859-2056 with conference ID no. 79749476 or investor.equitybank.com.

About Equity Bancshares, Inc.

Equity Bancshares, Inc. is the holding company for Equity Bank, offering a full range of financial solutions, including commercial loans, consumer banking, mortgage loans, and treasury management services. As of March 31, 2016, Equity had $1.5 billion in consolidated total assets, with 29 locations throughout Kansas and Missouri, including corporate headquarters in Wichita and branches throughout the Kansas City metropolitan area. Learn more at www.equitybank.com.

Equity seeks to provide an enhanced banking experience for customers by providing a suite of sophisticated banking products and services tailored to their needs, while delivering the high-quality, relationship-based customer service of a community bank. Equity’s common stock is traded on the NASDAQ Global Select Market under the symbol “EQBK.”

Special Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect the current views of Equity’s management with respect to, among other things, future events and Equity’s financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “forecast,” “goal,” “target,” “would” and “outlook,” or the negative variations of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about Equity’s industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond Equity’s control. Accordingly, Equity cautions you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although Equity believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.

Factors that could cause actual results to differ materially from Equity’s expectations include competition from other financial institutions and bank holding companies; the effects of and changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; changes in the demand for loans; fluctuations in value of collateral and loan reserves; inflation, interest rate, market and monetary fluctuations; changes in consumer spending, borrowing and savings habits; and acquisitions and integration of acquired businesses, and similar variables. The foregoing list of factors is not exhaustive.

For discussion of these and other risks that may cause actual results to differ from expectations, please refer to “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in Equity’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2016 and any updates to those risk factors set forth in Equity’s subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. If one or more events related to these or other risks or uncertainties materialize, or if Equity’s underlying assumptions prove to be incorrect, actual results may differ materially from what Equity anticipates. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and Equity does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New risks and uncertainties arise from time to time, and it is not possible for us to predict those events or how they may affect us. In addition, Equity cannot assess the impact of each factor on Equity’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Equity or persons acting on Equity’s behalf may issue.

Unaudited Financial Tables

•	Table 1. Selected Financial Highlights

•	Table 2. Consolidated Balance Sheets

•	Table 3. Consolidated Statements of Income

•	Table 4. Non-GAAP Financial Measures

TABLE 1. SELECTED FINANCIAL HIGHLIGHTS (Unaudited)

(Dollars in thousands, except per share data)

	As of and for the three months ended
	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Statement of Income Data
Net interest income	$12,758	$12,313	$11,450	$11,466	$11,033
Provision for loan losses	723	1,180	537	605	725
Net gain on acquisition	—	682	—	—	—
Net gains on sales of and settlement of securities	420	386	—	2	368
Total non-interest income	2,698	3,325	2,032	2,048	2,397
Merger expenses	—	1,614	77	—	—
Total non-interest expense	9,689	11,664	8,866	9,027	9,018
Income before income taxes	5,044	2,794	4,079	3,882	3,687
Provision for income taxes	1,604	240	1,343	1,313	1,246
Net income	3,440	2,554	2,736	2,569	2,441
Dividends and discount accretion on preferred stock	(1)	(48)	(43)	(43)	(43)
Net income allocable to common stockholders	3,439	2,506	2,693	2,526	2,398
Basic earnings per share	0.42	0.35	0.43	0.40	0.38
Diluted earnings per share	0.41	0.34	0.43	0.40	0.38

Balance Sheet Data (at period end)
Securities available-for-sale	$113,821	$130,810	$109,906	$72,103	$59,245
Securities held-to-maturity	301,931	310,539	303,695	306,100	311,541
Gross loans held for investment	938,055	960,355	855,676	834,740	749,350
Allowance for loan losses	5,980	5,506	5,038	5,643	6,565
Goodwill and core deposit intangibles, net	19,592	19,679	19,056	19,116	19,177
Total assets	1,528,729	1,585,727	1,413,355	1,350,719	1,238,913
Total deposits	1,234,165	1,215,914	1,027,650	1,003,919	966,592
Non-time deposits	803,653	777,302	623,953	631,200	642,416
Borrowings	130,651	194,064	241,254	214,566	138,001
Total liabilities	1,373,637	1,418,494	1,287,301	1,228,971	1,118,439
Total stockholders’ equity	155,092	167,233	126,054	121,748	120,474
Tangible common equity	135,472	131,153	90,633	86,269	84,936

Performance ratios
Return on average assets (ROAA) annualized	0.83%	0.63%	0.77%	0.80%	0.84%
Return on average equity (ROAE) annualized	8.99%	7.23%	8.78%	8.58%	8.31%
Return on average tangible common equity (ROATCE) annualized*	10.55%	9.18%	12.26%	12.02%	11.83%
Yield on loans annualized	5.04%	4.95%	5.11%	5.58%	5.72%
Cost of interest-bearing deposits annualized	0.61%	0.61%	0.57%	0.52%	0.49%
Cost of total deposits annualized	0.53%	0.52%	0.50%	0.45%	0.43%
Net interest margin annualized	3.33%	3.26%	3.48%	3.89%	4.13%
Efficiency ratio*	64.05%	68.98%	65.19%	66.81%	66.62%
Non-interest income / average assets	0.65%	0.82%	0.57%	0.64%	0.82%
Non-interest expense / average assets	2.35%	2.87%	2.49%	2.82%	3.09%

Capital Ratios
Tier 1 Leverage Ratio	8.53%	9.47%	7.94%	8.44%	9.03%
Common Equity Tier 1 Capital Ratio	13.13%	12.35%	9.44%	9.47%	10.21%
Tier 1 Risk Based Capital Ratio	13.13%	13.85%	11.08%	11.17%	12.08%
Total Risk Based Capital Ratio	13.70%	14.35%	11.58%	11.76%	12.83%
Total stockholders’ equity to total assets	10.15%	10.55%	8.92%	9.01%	9.72%
Tangible common equity to tangible assets*	8.98%	8.37%	6.50%	6.48%	6.96%
Book value per share	$18.89	$18.37	$17.49	$16.81	$17.16
Tangible common book value per share*	$16.50	$15.97	$14.45	$13.76	$14.00

*	The value noted is considered a Non-GAAP financial measure. For a reconciliation of Non-GAAP financial measures, see Table 4. Non-GAAP financial measures.

TABLE 2. CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollars in thousands)

	March 31, 2016	December 31, 2015
ASSETS
Cash and due from banks	$23,926	$36,276
Federal funds sold	20,660	20,553

Cash and cash equivalents	44,586	56,829

Interest-bearing time deposits in other banks	5,245	5,245
Available-for-sale securities	113,821	130,810
Held-to-maturity securities, fair value of $306,840 and $312,802	301,931	310,539
Loans held for sale	3,200	3,504
Loans, net of allowance for loan losses of $5,980 and $5,506	932,075	954,849
Other real estate owned, net	5,894	5,811
Premises and equipment, net	38,871	39,147
Bank owned life insurance	32,806	32,555
Federal Reserve Bank and Federal Home Loan Bank stock	14,974	11,013
Interest receivable	4,353	4,540
Goodwill	18,130	18,130
Core deposit intangible, net	1,462	1,549
Other	11,381	11,206

Total assets	$1,528,729	$1,585,727

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Demand	$162,528	$157,834

Total non-interest bearing deposits	162,528	157,834

Savings, NOW, and money market	641,125	619,468
Time	430,512	438,612

Total interest-bearing deposits	1,071,637	1,058,080

Total deposits	1,234,165	1,215,914

Federal funds purchased and retail repurchase agreements	21,802	20,762
Federal Home Loan Bank advances	99,538	145,439
Bank stock loan	—	18,612
Subordinated debentures	9,311	9,251
Contractual obligations	3,079	3,093
Interest payable and other liabilities	5,742	5,423

Total liabilities	1,373,637	1,418,494

Stockholders’ equity
Preferred stock, Series C (liquidation preference of $16,372)	—	16,372
Common stock	97	97
Additional paid-in capital	138,292	138,077
Retained earnings	38,394	34,955
Accumulated other comprehensive loss	(1,794)	(2,371)
Employee stock loans	(242)	(242)
Treasury stock	(19,655)	(19,655)

Total stockholders’ equity	155,092	167,233

Total liabilities and stockholders’ equity	$1,528,729	$1,585,727

TABLE 3. CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2016	2015
Interest and dividend income
Loans, including fees	$11,841	$10,412
Securities, taxable	2,209	1,733
Securities, nontaxable	328	190
Federal funds sold and other	484	97

Total interest and dividend income	14,862	12,432

Interest expense
Deposits	1,607	1,036
Federal funds purchased and retail repurchase agreements	12	16
Federal Home Loan Bank advances	332	38
Bank stock loan	—	151
Subordinated debentures	153	158

Total interest expense	2,104	1,399

Net interest income	12,758	11,033
Provision for loan losses	723	725

Net interest income after provision for loan losses	12,035	10,308
Non-interest income
Service charges and fees	779	555
Debit card income	677	441
Mortgage banking	242	203
Increase in value of bank owned life insurance	251	235
Net gains on sales of and settlement of securities	420	368
Other	329	595

Total non-interest income	2,698	2,397

Non-interest expense
Salaries and employee benefits	5,212	4,722
Net occupancy and equipment	1,094	1,106
Data processing	838	654
Professional fees	449	471
Advertising and business development	218	291
Telecommunications	231	181
FDIC insurance	258	176
Courier and postage	145	137
Amortization of core deposit intangible	87	60
Loan expense	92	60
Other real estate owned	66	65
Loss on debt extinguishment	58	316
Other	941	779

Total non-interest expense	9,689	9,018

Income before income taxes	5,044	3,687
Provision for income taxes	1,604	1,246

Net income	3,440	2,441
Dividends and discount accretion on preferred stock	(1)	(43)

Net income allocable to common stockholders	$3,439	$2,398

Basic earnings per share	$0.42	$0.38

Diluted earnings per share	$0.41	$0.38

TABLE 4. Non-GAAP Financial Measures (Unaudited)

(Dollars in thousands, except per share data)

	As of and for the three months ended
	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Total stockholders’ equity	$155,092	$167,233	$126,054	$121,748	$120,474
Less: preferred stock	—	16,372	16,365	16,363	16,361
Less: goodwill	18,130	18,130	18,130	18,130	18,130
Less: core deposit intangibles, net	1,462	1,549	926	986	1,047
Less: mortgage servicing asset	28	29	—	—	—

Tangible common equity	$135,472	$131,153	$90,633	$86,269	$84,936

Common shares outstanding at period end	8,211,727	8,211,727	6,270,727	6,270,727	6,067,511

Diluted common shares outstanding at period end	8,317,882	8,332,762	6,296,227	6,289,407	6,287,518

Book value per common share	$18.89	$18.37	$17.49	$16.81	$17.16

Tangible book value per common share	$16.50	$15.97	$14.45	$13.76	$14.00

Tangible book value per diluted common share	$16.29	$15.74	$14.39	$13.72	$13.51

Total assets	$1,528,729	$1,585,727	$1,413,355	$1,350,719	$1,238,913
Less: goodwill	18,130	18,130	18,130	18,130	18,130
Less: core deposit intangibles, net	1,462	1,549	926	986	1,047
Less: mortgage servicing asset	28	29	—	—	—

Tangible assets	$1,509,109	$1,566,019	$1,394,299	$1,331,603	$1,219,736

Equity to assets	10.15%	10.55%	8.92%	9.01%	9.72%

Tangible common equity to tangible assets	8.98%	8.37%	6.50%	6.48%	6.96%

Total average stockholders’ equity	$153,929	$140,207	$123,595	$120,066	$119,157
Less: average intangible assets and preferred stock	20,616	29,314	35,144	34,463	35,622

Average tangible common equity	$133,313	$110,893	$88,451	$85,603	$83,535

Net income allocable to common stockholders	$3,439	$2,506	$2,693	$2,526	$2,398
Amortization of intangible assets	88	93	61	61	60
Less: Tax effect of intangible assets amortization	31	33	21	21	21

Adjusted net income allocable to common stockholders	$3,496	$2,566	$2,733	$2,566	$2,437

Return on total average stockholders’ equity (ROAE) annualized	8.99%	7.23%	8.78%	8.58%	8.31%

Return on average tangible common equity (ROATCE) annualized	10.55%	9.18%	12.26%	12.02%	11.83%

Non-interest expense	$9,689	$11,664	$8,866	$9,027	$9,018
Less: merger expenses	—	1,614	77	—	—
Less: loss on debt extinguishment	58	—	—	—	316

Non-interest expense, excluding merger expenses and loss on debt extinguishment	$9,631	$10,050	$8,789	$9,027	$8,702

Net interest income	$12,758	$12,313	$11,450	$11,466	$11,033

Non-interest income	$2,698	$3,325	$2,032	$2,048	$2,397
Less: net gains on sales of and settlement of securities	420	386	—	2	368
Less: net gain on acquisition	—	682	—	—	—

Non-interest income, excluding net gains on security transactions and net gain on acquisition	$2,278	$2,257	$2,032	$2,046	$2,029

Net interest income plus non-interest income, excluding net gains on security transactions and net gains on acquisition	$15,036	$14,570	$13,482	$13,512	$13,062

Non-interest expense to net interest income plus non-interest income	62.69%	74.59%	65.76%	66.80%	67.15%

Efficiency ratio	64.05%	68.98%	65.19%	66.81%	66.62%

Media and Investor Contact:

John Hanley, Director of Investor Relations

913-583-8004 / jhanley@equitybank.com

investor.equitybank.com